EXHIBIT 10.1
Sabine Pass LNG, L.P.
700 Milam Street, Suite 800
Houston, Texas 77002

May 28, 2013

Sabine Pass Liquefaction, LLC
700 Milam St., Suite 800
Houston, Texas 77002

Dear Sir:

Reference is made to that certain Second Amended and Restated LNG Terminal Use Agreement between Sabine Pass Liquefaction, LLC and Sabine Pass LNG, L.P., Amended and Restated as of July 31, 2012 (the “TUA”). Capitalized terms used herein but not defined herein shall have the meaning given to them in the TUA.

Section 10.5 of the TUA states that Customer is obligated to maintain a minimum of 500,000 MMBtu in Customer’s Inventory. In order to (i) correctly reflect the agreement of Customer and Sabine, (ii) make clear their undertakings regarding minimum inventory and Nonconforming Gas resulting from increases in gross heating value as a result of weathering and (iii) establish the following as Sabine’s sole and exclusive remedy for Customer’s failure to comply with Section 10.5 of the TUA, Customer and Sabine agree hereby that:

1)
If on any day during the Term, Customer fails to comply with Section 10.5, and if: (i) the aggregate quantity of Customer’s Inventory and Other Customers’ inventories falls below one million one hundred thousand (1,100,000) MMBtus ("Aggregate Minimum Inventory"); (ii) Sabine has issued timely notice to Customer that there is a material risk, after taking into account the expected dates of unloading of LNG Vessels, and the risk of delay or interruption to any such unloading, that the total quantity of LNG in the Sabine Pass Facility to be held in Customer's Inventory and Other Customers inventories will be lower than the Aggregate Minimum Inventory during the succeeding forty (40) days; and (iii) at the end of the thirty (30) day period, following Customer's receipt of Sabine's notice, none of Customer or Other Customers has arranged for delivery of LNG in the coming ten (10) days to ensure that there will be LNG in Customer’s Inventory and Other Customers’ inventories at least equal to the Aggregate Minimum Inventory; then, Sabine shall have the right to purchase a minimum inventory cure cargo, and Customer shall reimburse Sabine for costs that Sabine incurs in order to cure such minimum inventory event to the extent that such costs are not allocable to Other Customers, such costs incurred and allocations made pursuant to the relevant provisions of Other Customers’ terminal use agreements. Upon payment by Customer of all amounts

Sabine Pass Liquefaction, LLC
May 28, 2013

for which it is liable under the provisions of Section 10.5 of the TUA, as clarified in this section 1 of this letter, Customer shall be entitled to have the portion of the purchased cure cargo that is not allocated to the Other Customers credited to Customer’s Inventory.

2)
If at any time during the Term: (i) Sabine has issued timely notice to Customer that, for reasons not attributable to Sabine, Sabine expects, after taking into account the expected Gas redelivery nominations and the expected dates of unloading of LNG Vessels for Customer and Other Customers, that due to boil-off, within the next forty (40), days a portion or all of the LNG held in storage in the Sabine Pass Facility will, when vaporized, produce Nonconforming Gas but only due to its high Gross Heating Value; and (ii) at the end of the thirty (30) day period following Customer's receipt of Sabine's notice, Customer and/or Other Customers have failed to arrange to cure the expected high Gross Heating Value Nonconforming Gas, then Customer shall reimburse Sabine for costs that Sabine incurs in order to cure any Nonconforming Gas event resulting from increases of gross heating value as a result of weathering to the extent that such costs are not allocable to Other Customers, such costs incurred and allocations are to be made pursuant to the relevant provisions of Other Customers’ terminal use agreements.

3)
Sabine shall issue all notices regarding Aggregate Minimum Inventory and Nonconforming Gas that may become due under any Other Customer terminal use agreement simultaneously to Customer, as if such notice provisions were provided for in the TUA.

4)
Customer’s reimbursement to Sabine as contemplated in 1 and 2 above shall be made in accordance with the invoicing and payment provision of the TUA. Except as clarified above, the rights and obligations of Customer and Sabine under the TUA shall remain in full force and effect in all respects. Prior to the date hereof, Sabine has arranged for the purchase of an LNG cargo to cure a Nonconforming Gas event and Customer agrees to reimburse Sabine for the costs that Sabine incurs in connection with such purchase that are not otherwise allocable to Other Customers pursuant to the relevant provision of Other Customers’ terminal use agreements.

Except as clarified above, the rights and obligations of Customer and Sabine under the TUA shall remain in full force and effect in all respects.

Prior to the date hereof, Sabine has arranged for the purchase of an LNG cargo to cure a Nonconforming Gas event and Customer agrees to reimburse Sabine for the costs that Sabine incurs in connection with such purchase that are not otherwise allocable to Other Customers pursuant to the relevant provision of Other Customers’ terminal use agreements.

Sabine Pass Liquefaction, LLC
May 28, 2013

If the foregoing accurately reflects our understanding regarding the foregoing subject matter, please so acknowledge by executing below and returning a signed counterpart of this letter to the undersigned.

Sincerely,

SABINE PASS LNG, L.P.,

By:	Sabine Pass LNG-GP, LLC, its general partner

By:	/s/ R. Keith Teague
Name:	R. Keith Teague
Title:	President

Agreed and accepted:

SABINE PASS LIQUEFACTION, LLC

By:	/s/ Meg A. Gentle
Meg A. Gentle, Chief Financial Officer